Exhibit 16.01

         Letter from KPMG LLP to the Securities and Exchange Commission



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February 17, 2005


Securities and Exchange Commission
Washington, D.C.  20549


Ladies and Gentlemen:

We were previously principal accountants for Crossroads Systems, Inc. (the "Company") and, under the date of January 21, 2005, we reported on the consolidated financial statements of Crossroads Systems, Inc. as of and for the years ended October 31, 2004 and 2003. On February 16, 2005, our appointment as principal accountants was terminated. We have read the Company's statements included under Item 4.01 of its Form 8-K dated February 22, 2005, and we agree with such statements, except we are not in a position to agree or disagree with the statements that the Audit Committee engaged Helin, Donovan, Trubee & Wilkinson LLP to serve as the Company's independent public accountants for the fiscal year ending October 31, 2005, that the our termination was due to economic reasons, or the Company's statement made in the 5th paragraph under
Item 4.01.

Very truly yours,


/s/ KPMG LLP